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                                 Item 23(h)(1)

                     Transfer Agency and Service Agreement
                          dated as of January 1, 2000
                     between One Group Investment Trust and
                      State Street Bank and Trust Company

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     Between

                          ONE GROUP(R) INVESTMENT TRUST

                                       And

                       STATE STREET BANK AND TRUST COMPANY




















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                        TABLE OF CONTENTS
                                                                          PAGE

 1.       Terms of Appointment and Duties...................................1

 2.       Fund Participation Agreements.....................................4

 3.       Fees and Expenses.................................................4

 4.       Representations and Warranties of the Transfer Agent..............5

 5.       Representations and Warranties of the Fund........................5

 6.       Wire Transfer Operating Guidelines................................6

 7.       Data Access and Proprietary Information...........................8

 8.       Indemnification..................................................10

 9.       Standard of Care.................................................11

 10.      Year 2000........................................................11

 11.      Confidentiality .................................................11

 12.      Covenants of the Fund and the Transfer Agent.....................12

 13.      Termination of Agreement.........................................13

 14.      Assignment and Third Party Beneficiaries.........................14

 15.      Subcontractors...................................................15

 16.      Miscellaneous....................................................15

 17.      Additional Funds.................................................17

 18.      Limitations of Liability of the Trustees and Shareholders........17




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                      TRANSFER AGENCY AND SERVICE AGREEMENT



AGREEMENT made as of the 1ST day of January, 2000, by and between ONE GROUP(R) INVESTMENT TRUST, a Massachusetts business trust, having its principal office and place of business at 1111 Polaris Parkway, Suite B2, Columbus, Ohio 43240 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund currently offers shares in nine (9) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
SECTION 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Portfolios are available to act as investment vehicles for separate accounts (the "Separate Accounts") established by insurance companies ("Insurance Companies") for contract owners of variable life insurance policies and variable annuity contracts ("Variable Insurance Products");

WHEREAS, the Insurance Companies shall maintain separate records for each Separate Account on their respective record-keeping system, which record shall reflect all shares (as defined below) purchased and redeemed, including the date and price for all transactions, and share balances;

WHEREAS, the Insurance Companies shall maintain on behalf of each Separate Account a single master account with the Transfer Agent ("Omnibus Account") in each Portfolio and each such account shall be in the name of that Separate Account, as the record owner of shares (as defined below) owned by such Separate Account;

WHEREAS, the Omnibus Accounts shall be shareholders as defined below; and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.       TERMS OF APPOINTMENT AND DUTIES

  1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of beneficial interest, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan

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         provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

         (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

         (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian and redemption proceeds to the applicable Separate Account;

         (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with Insurance Companies which have entered Fund Participation Agreements with the Fund as identified by the Fund;

         (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio, to the extent such dividends are not required to be reinvested in additional Portfolio Shares;

         (h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

         (i) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, provided however, that the Transfer Agent shall

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         only record the issuance of Shares to Separate Accounts of Insurance
         Companies which have been identified by the Fund as having signed Fund Participation Agreements with the Fund.

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

         (a) Other Customary Services. Perform the customary services of a transfer agent and dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

         (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund or its designee no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day.

         (c) "Blue Sky" Reporting. In the event that the Fund notifies the Transfer Agent in writing that a Portfolio's Share must be registered under State Blue Sky laws, the responsibility of the Transfer Agent for the Fund's Blue Sky State registration status is solely limited to the initial establishment of transactions subject to Blue Sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State.

         (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of Insurance Companies which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined, on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its Insurance Company


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         participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking.

         (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2.       FUND PARTICIPATION AGREEMENTS.

         The Fund may enter into Fund Participation Agreements (each, a "Fund Participation Agreement" collectively, the "Fund Participation Agreements") with Insurance Companies which intend to use the Portfolios as investment vehicles for Variable Insurance Products. The Transfer Agent shall process orders for purchases and redemptions in accordance with Schedule 2.1 entitled "Fund Participation Procedures", as may be agreed upon and amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1")

3.       FEES AND EXPENSES

  3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual base fee for each cusip as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under SECTION 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

  3.2 Out-of-Pocket Expenses. In addition to the fee paid under SECTION 3.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to confirmation statements, investor statements, postage, forms, telephone, microfilm, microfiche, fedwire charges, transcripts, records retention, or advances incurred by the Transfer Agent for the items set out in
         Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

  3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

  3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund


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         shall notify the Transfer Agent in writing within thirty-one (31)
         calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.

4.       REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.6 The Transfer Agent shall maintain at a location other than its normal location appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. The Transfer Agent shall continuously back up the Fund's files and data, including the Shareholder and Fund records, and shall store the back-up files in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Fund's files and data, including the Shareholder and Fund records, will be maintained intact and will enable the Transfer Agent to perform under this Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

5.1 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.


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5.3      All corporate proceedings required by said Declaration of Trust and
         By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.6 At this time, no state securities laws filings are required by the Fund. In the event that state securities law filings are required, the Fund shall make appropriate state securities law filings and will continue to make filings with respect to all Shares of the Fund being offered for sale.

6.       WIRE TRANSFER OPERATING GUIDELINES/ARTICLES 4A OF THE UNIFORM
         COMMERCIAL CODE

6.1 The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.


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  6.4    The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's reasonable judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

  6.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

  6.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

  6.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

  6.8 When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

  6.9 Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

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7.       DATA ACCESS AND PROPRIETARY INFORMATION

  7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder or except when the failure to disclose may subject the Fund to civil or criminal contempt proceeding or is required by law. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

         (a) Use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

         (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

         (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

         (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

         (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

         (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

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  7.2    Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

  7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

  7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

  7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to:
         (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

  7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 7. The obligations of this Section shall survive any earlier termination of this Agreement.

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


8.       INDEMNIFICATION

  8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Fund's lack of good faith, negligence or willful misconduct;

         (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

         (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account at the Custodian maintained by the Transfer Agent;

         (f) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

         (g) The overdraw of the Funds' demand deposit accounts at the Custodian maintained by the Transfer Agent due to late payment or no payment for Shares purchased by (i) Shareholders or (ii) agents of either Shareholders or the Fund.

  8.2 In order that the indemnification provisions contained in this SECTION 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer

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


         Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.       STANDARD OF CARE

         The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by the above and the Fund agrees as between the Fund and the Transfer Agent that the Standard of Care created under Section 4-209 of the Uniform Commercial Code is superseded by SECTION 9 of this Agreement.

10.      YEAR 2000

         The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Transfer Agent will make the changes to its products in a commercially reasonable time frame and will require third-party suppliers to do likewise; provided if such changes are required as a result of problems other than problems associated solely with the Transfer Agent's systems utilized under this Agreement, such changes will be made at a price agreed upon by the parties based only upon the Fund's pro rata share of such costs and fees spread out over all of the Transfer Agent's affected customers. Notwithstanding the foregoing, if any such changes are required pursuant to SECTION 10 of this Agreement solely because of the Transfer Agent's systems utilized under this Agreement to perform the Transfer Agent's services hereunder, the Fund will not be required to pay a fee or out-of-pocket expenses to the Transfer Agent for such changes.


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11.      CONFIDENTIALITY

  11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
         SECTION 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

  11.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will notify the Fund in advance of disclosure and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

12.      COVENANTS OF THE FUND AND THE TRANSFER AGENT
         --------------------------------------------

  12.1   The Fund shall promptly furnish to the Transfer Agent the following:

         (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

         (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

  12.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

  12.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.      TERMINATION OF AGREEMENT

  13.1 Term. The initial term of this Agreement (the "Initial Term") shall be one year from the date first stated above unless terminated pursuant to the provisions of this SECTION 13. Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Initial Term this Agreement will renew automatically from year to year ("Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.

13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of services. SECTION 13.2 shall not apply if the Transfer Agent is terminated for cause under SECTION 13.7 of this Agreement.

13.3 Expiration of Term. After the expiration of the Initial Term or Renewal Term whichever currently in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination. Payment of such expenses or costs shall be in accordance with SECTION
         3.4 of this Agreement and reported to Fund for approval in advance for amounts greater than $5,000.00.

13.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.


13.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of SECTION 3.4 of this Agreement; provided, however, the Transfer Agent shall provide a ten (10) day notice hereunder before termination under SECTION 13.5.

13.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.7 Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder, and such default has a material effect on the other party, then the nondefaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such longer period of time as the parties may agree is necessary for such cure, then the nondefaulting party may terminate this Agreement upon notice of not less than thirty (30) days to the defaulting party.

14.      ASSIGNMENT AND THIRD PARTY BENEFICIARIES.

  14.1 Except as provided in SECTION 15.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

  14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in SECTION 15.1 neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15.      SUBCONTRACTORS

15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a BFDS subsidiary duly registered as a transfer agent or (iii) a BFDS affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of BFDS or its subsidiary or affiliate as it is for its own acts and omissions.

15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.      MISCELLANEOUS

16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive for a period of three years after the termination of this Agreement.

16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12 Notices. All notices and other communications as required or permitted hereunder shall be: (a) by facsimile followed by mail or (b) in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                    (i)      If to State Street Bank and Trust Company, to:

                             State Street Bank and Trust Company
                             c/o Boston Financial Data Services, Inc.
                             1250 Hancock Street
                             Quincy, Massachusetts  02169
                             Attention: Legal Department

                             Facsimile: (617) 483-5850

                   (ii)      If to the Fund, to:

                             One Group(R)Investment Trust
                             1111 Polaris Parkway, Suite B2
                             Columbus, Ohio 43240
                             Attention: Mark A. Beeson

                             Facsimile: (614) 213-6331

17.      ADDITIONAL FUNDS

         In the event that the Fund establishes one or more series of Shares in addition to the attached Schedule A with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

18.      LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

         The names "One Group(R) Investment Trust" and "Trustees of One Group(R) Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated June 7, 1993 to which reference is hereby made and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group(R) Investment Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                      ONE GROUP(R)INVESTMENT TRUST



                                      BY: /s/ Mark A. Beeson
                                         ----------------------------------


ATTEST:


/s/ Nancy E. Fields
---------------------


                                      STATE STREET BANK AND TRUST      COMPANY



                                      BY: /s/ Ronald E. Logue
                                         ----------------------------------
                                              Vice Chairman


ATTEST:

/s/ Steve Cesso
---------------------

                                   SCHEDULE A


One Group(R) Investment Trust Bond PortfoliO

One Group(R) Investment Trust Government Bond PortfoliO

One Group(R) Investment Trust Balanced Portfolio

One Group(R) Investment Trust Large Cap Growth PortfoliO

One Group(R) Investment Trust Equity Index Portfolio

One Group(R) Investment Trust Diversified Equity PortfoliO

One Group(R) Investment Trust Mid Cap Growth Portfolio

One Group(R) Investment Trust Diversified Mid Cap PortfoliO

One Group(R) Investment Trust Mid Cap Value Portfolio

















ONE GROUP(R)INVESTMENT TRUST               STATE STREET BANK AND TRUST COMPANY



BY: /s/ Mark A. Beeson                      BY: /s/ Ronald E. Logue
    --------------------------------            ------------------------------

                                  SCHEDULE 2.1

                          FUND PARTICIPATION PROCEDURES

                              Dated January 1, 2000


1. On each Business Day, the Insurance Companies designated by the Fund shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Separate Accounts. Instructions shall mean as to each Portfolio (i) orders by a Separate Account for the purchases of Shares, and (ii) requests by a Separate Account for the redemption of Shares; in each case based on the Separate Account's receipt of purchase orders and redemption requests by contract owners in proper form by the time required by the term of the variable insurance product, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio's prospectus. Each Business Day on which the Insurance Company receives Instructions shall be a "Trade Date".

2. On the next succeeding Business Day following the Trade Date on which the Insurance Companies accepted Instructions for the purchase and redemption of Shares, (TD+1), each Insurance Company shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Separate Accounts. In the case of net purchases by any Separate Account, each Insurance Company shall transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). The Transfer Agent shall promptly notify the Fund's administrator in the event that the Transfer Agent does not receive the aggregate purchase amount for Shares by 2:00 p.m. Eastern Time on (TD+1) and act in accordance with instructions received from the Fund. In the case of net redemptions by any Separate Account, each Insurance Company shall instruct the Transfer Agent to transmit the aggregate redemption proceeds for Shares by wire transfer to the Separate Accounts on (TD+1).

3. The Transfer Agent shall process orders for purchases and redemptions if such orders are received by the Transfer Agent by 10:00 a.m. Eastern Time. In the event that such orders are received after 10:00 a.m., the Transfer Agent shall promptly notify the Fund's administrator and act in accordance with instructions received from the Fund. All proceeds for redemptions shall be transmitted by the Transfer Agent to the applicable Separate Account so that such proceeds are received no later than 2:00 p.m. Eastern Time.

ONE GROUP(R)INVESTMENT TRUST             STATE STREET BANK AND TRUST  COMPANY



BY: /s/ Mark A. Beeson                    BY: /s/ Ronald E. Logue
    ------------------                        --------------------------------

                                  SCHEDULE 3.1

                                      FEES

                Dated: January 1, 2000 through December 31, 2002.


ANNUAL SERVICE FEES: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.


Cusip Base Fee                                                     $6,000.00

OVERDRAFTS: Overdrafts in the Fund's demand deposit accounts at the Custodian maintained by the Transfer Agent shall be subject to a charge of 50 basis points the ("Overdraft Charge") over the Federal Funds Effective Rate in effect at the relevant time of reference thereto, that appears on the Bloomberg Page BTMM, as quoted by Garvin Guy Butler, as of 9:30 a.m. (New York time), as the "Federal Funds Ask Rate" or if unavailable, by any other federal funds broker of recognized standing as determined by the Custodian, when such overdrafts occur. Upon payment of the Overdraft Charge to the Transfer Agent, the Transfer Agent shall forward such funds to the Custodian; it being understood that the Fund shall not be required to pay any additional overdraft charges to the Custodian under this Agreement.

These fees will be subject to an annual Cost of Living Adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Boston area, as published bimonthly by the United States Department of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

OUT-OF-POCKET EXPENSES: Out-of-Pocket expenses include, but are not limited to: confirmation statements, Investor Statements, postage, forms, audio response, telephone, records retention, fed wire charges, transcripts, micro film, micro fiche, and expenses incurred at the specific direction of the Fund.








ONE GROUP(R)INVESTMENT TRUST          STATE STREET BANK AND TRUST COMPANY



BY: /s/ MARK A. BEESON                BY: /s/ Ronald E. Logue
    ---------------------------         --------------------------------------